FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION ANNOUNCES A DIRECTOR RETIREMENT

THE WOODLANDS, TX - December 6, 2017 - Sterling Construction Company, Inc. (NasdaqGS: STRL) (“Sterling” or “the Company”) today announced that Paul Varello will retire from the Board of Directors effective December 31, 2017.

Mr. Varello has been a member of Sterling’s Board since 2014. He served as the Chairman of the Board from December 2014 to February 2015 and as the Company’s Chief Executive Officer from February 2015 to April 2017.

“It’s been my great pleasure working with Paul since I joined the Company in late 2015,” stated Joe Cutillo, Sterling Construction’s Chief Executive Officer. “Paul was instrumental in turning the Company in the right direction and building a team to take it to the next level. His strategic mindset and vast experience in engineering and construction helped us achieve the consistent profitability we are now generating and laid the foundation for continued strong performance. Paul’s boundless energy and relentless work ethic will be greatly missed by the entire company.”

Milton Scott, Chairman of Sterling’s Board of Directors, added, “On behalf of the entire Board I’d like to thank Paul for the major contributions he has made to our company. His leadership in the CEO position and on the Board were invaluable to Sterling’s turnaround over the past several years and we will all miss him both professionally and personally. We wish Paul well in this next phase of his career.”

Sterling is a leading heavy civil construction company that specializes in the building and reconstruction of transportation infrastructure, water infrastructure, and residential and commercial concrete projects in Texas, Utah, Nevada, Colorado, Arizona, California, Hawaii and other states in which there are construction opportunities. Its heavy civil construction projects include highways, roads, bridges, airfields, ports, light rail, water, wastewater and storm drainage systems and multi-family homes, commercial projects and parking structures. Its residential concrete projects include concrete foundations for single-family homes.

This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, federal, state and local government funding, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by the Company is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and the Company does not undertake to update publicly its predictions or to make voluntary additional disclosures of nonpublic information, whether as a result of new information, future events or otherwise.

Contact: Sterling Construction Company, Inc. Jennifer Maxwell, Director of Investor Relations 281-951-3560	Investor Relations Counsel: The Equity Group Inc. Fred Buonocore, CFA 212-836-9607 Kevin Towle 212-836-9620